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                                                                      Exhibit 99



PRESS RELEASE                        FOR IMMEDIATE RELEASE
                                     ---------------------
                                     Contact: Laird Lazelle, President and CEO
                                     Telephone: (513) 721-0120


                     FOUNDATION BANCORP, INC. TO BE ACQUIRED

CINCINNATI, OHIO, April 3, 2001 - Foundation Bancorp, Inc. (OTC BB: FOUN) of Cincinnati, Ohio ("Foundation"), announced today the execution of a definitive agreement under the terms of which George J. Budig will acquire Foundation in a cash transaction where Foundation shareholders will receive $17.60 in cash for each share of Foundation common stock. Completion of the acquisition is subject to receipt of regulatory approvals and the approval of Foundation's shareholders.

Budig will make the acquistion through Garfield Acquisition Company, a newly-formed company which is wholly-owned by him.

Laird Lazelle, the President and Chief Executive Officer of Foundation, noted that, "We are very pleased to be taking this step toward maximizing shareholder value. Under our new ownership, the employees of Foundation will continue providing the same quality service our customers have grown accustomed to receiving, and we look forward to increasing the types of services available to our community."

The transaction value is equivalent to approximately 1.19 times the fully diluted tangible book value of Foundation at December 31, 2000 and approximately 48 times the latest twelve months earnings. The transaction is expected to close in the third quarter of 2001. Keefe, Bruyette & Woods, Inc. acted as financial advisor to Foundation. Vorys, Sater, Seymour and Pease LLP acted as legal counsel to Foundation.

Foundation serves the greater Cincinnati, Ohio market, including northern Kentucky, through one full-service office located in downtown Cincinnati. At December 31, 2000, Foundation had total assets of $34.3 million, deposits of $26.4 million and stockholders' equity of $7.1 million.